UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 24, 2007

Date of earliest event reported: May 22, 2007

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Market Place Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Tender Offer and Trustee Response

On May 22, 2007 Torch Energy Royalty Trust, or the Trust, announced that it had filed with the Securities and Exchange Commission a Schedule 14D-9, or Response, in response to the commencement on May 10, 2007 of a tender offer by Trust Venture Company, LLC, or the Offer, for any and all of the outstanding units of beneficial interest of the Trust, or Trust Units, not owned by Trust Venture Company, LLC or its affiliates. The Trust Units are listed for trading on The New York Stock Exchange under the symbol “TRU.” In the Trust’s Response, the Trustee of the Trust stated that it is not authorized, within the terms of its express fiduciary duties and responsibilities under the Trust Agreement governing the Trust, and therefore is unable to take a position with respect to the Offer. The Trustee stated that it has no express power or authority under the Trust Agreement to engage in an activity such as making a recommendation on, or any other comment with respect to, the value of outstanding Trust Units.

According to a Schedule TO filed on May 10, 2007 with the Securities and Exchange Commission by Trust Venture Company, LLC, or the Offeror:

•	the purpose of the Offer is to acquire, together with Trust Units already owned by the Offeror, at least 66 2/3% of the outstanding Trust Units;

•

The Offeror has stated that if the Offer is successfully consummated, it currently intends to call a meeting of the Trust Unit holders within one year for the purpose of voting on the termination of the Trust; and

•

If a meeting of the Trust Unitholders is held concerning the termination of the Trust, the Offeror currently intends to vote any Trust Units it holds at the time of such meeting in favor of terminating the Trust.

According to the Schedule TO, as of May 10, 2007, the Offeror owned 315,600 Trust Units, or 3.7% of the outstanding Trust Units.

We are not able to predict the likelihood of the Offeror’s success in the tender offer or, even if successful, of the outcome of any vote to terminate the Trust.

The NPI and Our Properties in the Robinson’s Bend Field

The majority of our properties in the Robinson’s Bend Field are subject to one of the net profits interests held by the Trust. We refer to this net profits interest as the NPI. The NPI is a non-operating net revenue interest upon specified natural gas sales revenues from specified wells in the Robinson’s Bend Field, or the Trust Wells, reduced by specified associated expenditures. The NPI conveyance gives the Trust an ownership interest in specified properties in the Robinson’s Bend Field.

An affiliate of Torch Energy Corporation conveyed the NPI to the Trust in November 1993, together with net profits interests on three other properties. The Trust terminates on a specified date, unless terminated earlier in accordance with its terms. In connection with the termination of the Trust, the trustee is required under the applicable governing documents of the Trust to sell the assets of the Trust (including the NPI) and distribute the net proceeds from that sale to its unitholders. We acquired our initial properties in the Robinson’s Bend Field from Everlast Energy LLC, or Everlast, subject to the NPI.

Under the NPI, the Trust is entitled to receive monthly payments. As of December 31, 2006, we owned a working interest in 467 producing wells in the Robinson’s Bend Field, of which 421 were subject to the NPI. The NPI on those 421 wells is summarized as follows:

•	with respect to 393 wells, the lesser of (i) 95% of the net proceeds from such wells for the quarter; and (ii) the net proceeds from the sale of 912.5 MMcf of natural gas for the quarter; and

•

with respect to the remaining 28 wells that are subject to the NPI as of December 31, 2006, and all wells drilled thereafter on leases subject to the NPI other than wells drilled to replace damaged or destroyed wells, 20% of the net proceeds from such wells for the quarter.

Net proceeds is defined under the NPI as gross revenue from the sale of production attributable to the NPI less lease operating expenses and capital expenditures (since January 1, 2004), and specified development, operating and other costs and taxes, in each case as calculated under the NPI documentation. As a result of accumulated deficits, we have made no payments to the Trust in respect of the NPI in 2007.

The Gas Purchase Contract

A gas purchase contract was executed in connection with the formation of the Trust in 1993, which established a minimum price for the purchase of the gas from the Trust Wells as well as a sharing arrangement when the applicable index price for gas increased over a specified sharing price. Torch Energy Marketing, Inc., or TEMI, an affiliate of the Trust’s original sponsor, as buyer, and another affiliate of TEMI, as seller, entered into the gas purchase contract pursuant to which the parties were obligated to purchase and sell, as the case may be, all net production attributable to the properties subject to the NPI, including the Trust Wells. As a result of the sharing arrangement in the gas purchase contract, the purchaser of the production attributable to the Trust Wells is entitled to retain 50% of that difference between 97% of the index price specified in the gas purchase contract and the specified sharing price. The sharing price was $2.22, $2.18 and $2.13 per MMBtu in 2006, 2005 and 2004, respectively. Despite increases in recent years in spot prices for natural gas, the sharing arrangement under the gas purchase contract has had the effect of keeping the payments to the Trust significantly lower than if the NPI were calculated using the prevailing market price for production from the Trust Wells.

In connection with our acquisition of our initial interest in the Robinson’s Bend Field from Everlast, our subsidiary, Robinson’s Bend Marketing II, LLC, assumed TEMI’s obligations under the gas purchase contract and our subsidiary, Robinson’s Bend Production II, LLC, assumed the TEMI affiliate’s obligations under the gas purchase contract, in each case in respect of the Robinson’s Bend Field for production from and after June 13, 2005. As a result, we are obligated to sell and to purchase all production from the Trust Wells on the terms and conditions set forth in the gas purchase contract.

Termination of the Gas Purchase Contract

The gas purchase contract, by its terms, automatically terminates on December 31, 2012 or upon the earlier termination of the Trust. Under the governing document of the Trust, the Trust will terminate upon the first to occur of:

•	an affirmative vote to liquidate the Trust by holders of not less than 66 2/3% of the outstanding Trust Units; and

•	such time as the ratio of the cash amounts received by the Trust from the NPI to the administrative costs of the Trust is less than 1.2 to 1.0 for three consecutive quarters.

The Trust will also terminate on March 1 of any year if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the NPI (including the NPI on three other properties) on the preceding December 31 are equal to or less than $25.0 million. The Trustee advised that, as of May 21, 2007, the Trust has not terminated, as none of the aforementioned events had occurred.

If the Trust is terminated, the gas purchase contract will be terminated, and we will no longer be obligated to sell gas produced from our interests in the Robinson’s Bend Field that are subject to the NPI pursuant to the gas purchase contract. Notwithstanding the termination of the gas purchase contract, the NPI will continue to burden the Trust Wells, and it should continue to be calculated as if the gas purchase contract and its sharing arrangement were still in effect, regardless of what proceeds may actually be received by us as the seller of the gas. The documents creating the NPI are not clear as to this point, however, and if it is finally determined that the NPI is to be calculated based on the actual proceeds received for sale of the gas or otherwise without regard to the sharing arrangement, our obligations to the Trust for the NPI could be significantly higher, which would adversely affect our revenues, results of operations, ability to pay cash distributions and the amount of our reserves that are attributable to the NPI.

Class D Interests

In order to address, to a limited extent, the risks of the potential adverse impact on our operating results from such an early termination, without the prior consent of our board of managers, of the sharing arrangement in respect of the calculation of amounts payable to the Trust for the NPI, Constellation Holdings, Inc., or CHI, an affiliate of Constellation Energy Group, Inc. contributed $8.0 million to us at the time of our initial public offering in exchange for all of our Class D interests. Under the terms of our limited liability company agreement, this contribution will be returned to CHI in 24 special quarterly distributions over a period of approximately six years if the sharing arrangement remains in effect during that period. If the amounts payable by us to the Trust are not calculated based on continued applicability of the sharing arrangement through December 31, 2012, unless such change is approved in advance by our board of managers and our conflicts committee, the following will occur: the Class D interests will cease receiving the special quarterly cash distributions; and the Class D interests will only be returned the remaining undistributed amount of the original $8.0 million contribution under certain circumstances upon our liquidation. The effect of our retention and use of the unreturned amount is to provide us with cash that will reduce, but likely not eliminate, the adverse impact of our reduced revenues from the termination of the sharing arrangement. A distribution of $333,333.33 was paid to CHI, as the holder of our Class D interests, on May 15, 2007.

Forward-Looking Statements

We have made certain statements in this Current Report on Form 8-K that are considered forward-looking statements within the meaning of the Exchange Act. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained in this Current Report on Form 8-K are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our Securities and Exchange Commission filings and elsewhere in those filings. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: May 24, 2007	By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer